MUTUAL LIFE INSURANCE COMPANY

CHILDREN’S INSURANCE BENEFIT RIDER

FIXED TERM INSURANCE TO CHILD’S CONVERSION DATE ON EACH COVERED CHILD, PAID UP AT INSURED’S DEATH. CONVERTIBLE UP TO 5 TIMES CHILD’S SUM INSURED ON CHILD’S CONVERSION DATE. ALL BENEFITS AS DEFINED AND LIMITED

We agree, subject to the terms and conditions of this Rider and the policy, to pay the Child’s Sum Insured to the Beneficiary named under this Rider If a Covered Child dies after the age of 14 days and on or before the Child’s Conversion Date while the policy and this Rider are in full force. The Child’s Sum Insured is the amount of term insurance on the life of each Covered Child. It is shown on page 3 of the policy.

We will pay on receipt at our Home Office of due proof of the death of the Covered Child and on receipt of the policy and this Rider at our Home Office for endorsement.

This Rider is made a part of the policy to which it is attached. If this Rider is issued subsequent to delivery of the policy, the consideration for issuance of the Rider is: (a) the application for this Rider, a copy of which is attached to an made a part of the policy; and (b) payment of any additional premium we may require because of the issuance of this Rider. The date of issue of this Rider is as provided in Section 1 of the policy.

When premiums are paid on the policy in accordance with a disability benefit rider, we will pay premiums on this Rider.

Benefits for this Rider do not vary in accordance with the investment experience of a separate account.

DEFINITIONS

“In full force” as applied to this Rider means that: (a) it has not terminated; and (b) the insurance shown on page 3 of the policy with respect to each living Covered Child is being continued while the Insured is living.

“Covered Child” means a child who: (a) is more than 14 days of age; and (b) has not passed his or her 22nd birthday or the Child’s Conversion Date, if earlier; and (c) who is a child or stepchild of the Insured including a legally adopted child of the Insured, either:

a. named in the application and has not had his or her 15th birthday on or before the date of the application; or

b. acquired on or after the date of the application and before the child’s 15th birthday.

“Child’s Conversion Date” with respect to each Covered Child means the earliest of: (i) the 18th birthday of the Covered Child if conversion is then elected under the “Conversion of Insurance on the Life of a Covered Child” provision; or (ii) the 22nd birthday of the Covered Child; or (iii) the end of the period for which premiums are payable under this Rider as shown on page 3 of the policy.

GENERAL

Any amount payable under this Rider shall not affect, nor be affected by, any amount payable under the policy or any other rider included with the policy.

We will measure rider years, months and anniversaries from the date of issue of this Rider.

OWNER

The Owner shall have the sole and absolute power to exercise all rights end privileges of this Rider without the consent of any other person unless the Owner provides otherwise by written notice; but the right of “Conversion of Insurance on the Life of a Covered Child” may be exercised only by the Covered Child or by the Insured if the Covered Child is not of legal age.

APPROVED

STATE OF NEW YORK

F9302NY

BENEFICIARY, PAYMENT OF BENEFITS

The Beneficiary on the death of a Covered Child will be as in the beneficiary designation then in effect that applies to this Rider. If no other designation is then in effect or if there is no designated beneficiary then living, the designation shall be the Insured, if then living; otherwise the estate of the Covered Child.

Changes of the Beneficiary with respect to any Child’s Sum Insured may be made during the lifetime of the Covered Child by written notice. A change will take effect as of the date the notice is signed if we acknowledge receipt in writing on the notice. The change will take effect whether or not the person insured or the Owner is alive at the time of the acknowledgement. A change shall be subject to the rights of any assignee of record with us, and subject to any payment made or other action taken by us before we acknowledge receipt.

BENEFITS AFTER DEATH OF INSURED

New fixed benefit policies will be issued: (a) on or after receipt at our Home Office of due proof of the death of the Insured while the policy and this Rider are In full force; and (b) on surrender of the policy and this Rider. A new policy will be issued on the life of each child for whom we receive at our Home Office due proof that he or she: (i) was a Covered Child and was living on the date of the Insured’s death; or (ii) is a child of the insured, and on the date of the Insured’s death was either unborn or living but less than 15 days of age, and who would have become a Covered Child after the date of the Insured’s death if this Rider had continued in full force.

The Sum Insured of each new policy on the life of a Covered Child will be equal to the Child’s Sum Insured. The paid-up fixed term insurance provided will expire on the earlier of: (i) the 22nd birthday of the Covered Child; or (ii) the end of the period for which premiums are payable under this Rider as shown on page 3 of this policy. The new policy may be converted according to its terms. The Covered Child on whose life a new policy is issued will be the Owner of that policy.

The beneficiary for each new policy will be the same as on the corresponding insurance for this Rider unless another is named.

All liability on this Rider for the insurance to be continued under a new policy will cease when the new policy takes effect.

CONVERSION OF INSURANCE ON THE LIFE OF A COVERED CHILD

The term Insurance on the life of a Covered Child may be converted at the end of the Valuation Period during which the Child’s Conversion Date occurs, if the term insurance is then in full force, to a Variable Life Insurance policy which is available as applied for and which requires no further evidence of insurability, according to our rules in effect on the Child’s Conversion Date, if all of the following conditions are satisfied:

(1) Any amount in default under Section 7 is paid within its grace period.

(2) Written application by the Covered Child (or by the Insured if the Covered Child is not then of legal age) on our prescribed form is made not earlier than 1 year before nor later than 31 days after the Child’s Conversion Date.

(3) The Covered Child is living on the Date of Issue of the requested policy.

(4) The first premium is paid according to the interval of payment selected within 31 days before or after the Date of Issue of the requested policy and while the Covered Child is living.

The policy shall: (a) provide for a Sum Insured at issue on the life of the Covered Child, not more than 5 times the Sum Insured that applies to the Covered Child under this Rider; and (b) be on the form, for at least the minimum amount requirement, and at the rates that apply to the requested policy at its Date of Issue, The Date of Issue of the requested policy shall be the first valid issue date, according to our rules, after the Child’s Conversion Date. The policy will take effect on that Date of Issue but only if the first premium is paid as provided. The Issue Age shall be the age of the Covered Child on his or her birthday nearest the Date of Issue of the requested policy.

If conditions for conversion are met but a Variable Life Insurance policy is not available as applied for, a fixed benefit policy may be issued according to our rules in effect at that time.

Any Benefit in addition to Life Insurance may be issued with the requested policy only with our consent and subject to the conditions which we may determine.

The Owner of the requested policy will be shown in the application for it. The Beneficiary of the requested policy will be the same as for the term insurance unless another is named.

F9302NY–2 Children’s Insurance

If the Covered Child dies within 31 days after the Child’s Conversion Date, we will pay an amount equal to the Child’s Sum Insured to the Beneficiary of the term insurance, but not if either of the following is true: (i) the Covered Child dies after the date this Rider terminates in which event no benefit of any kind will be payable; or (ii) the term insurance has been converted to a policy on the Covered Child which is in effect on the date of the Covered Child’s death, in which event the death benefit of the requested policy will be payable and no amount will be payable under this Rider.

INCONTESTABILITY, SUICIDE

The terms and conditions of the Incontestability and Suicide provisions of the policy and the Incontestability provision of any disability benefit rider attached to and made a part of the policy shall apply to the applicable benefits under this Rider except that: (i) the periods shall be measured from the date of issue of this Rider; and (ii) the terms and conditions that apply to a disability benefit shall relate only to the Insured; and (iii) the terms and conditions that apply to any other benefit shall relate to the Insured and to each Covered Child individually; and (iv) the Suicide provision shall not apply to a Covered Child.

In the event of the suicide of the Insured, this Rider will end. Each Covered Child may then convert without evidence of insurability the Child’s Sum Insured to a new policy in accordance with our rules.

REINSTATEMENT

As applied to this Rider, evidence of insurability required shall be: (a) for each Covered Child insured on the date on which the policy went into default; and (b) for each child who is to be a Covered Child within 14 days of reinstatement of the policy. The death of a Covered Child before the date of reinstatement or evidence unsatisfactory to us with respect to a Covered Child shall not preclude the reinstatement of the policy and this Rider on the lives of those for whom the evidence is satisfactory to us.

MISSTATEMENT OF AGE

If the age of the Insured or if the date of birth of a Covered Child has been misstated, any benefit payable or period of insurance for that child shall be based on the correct date of birth.

DISCONTINUANCE ON REQUEST

This Rider may be discontinued as of any Processing Date on receipt of written notice and presentation of the policy for adjustment to us at our Home Office before the Processing Date and before the Insured’s death.

TERMINATION

This Rider will terminate on the earliest of:

a. The lapse, exchange or termination of the policy; or

b. The payment or application of the Surrender Value of the policy; or

c. The date this Rider is discontinued on request; or

d. The day before the Date of Issue of any new policy or policies issued under the terms of this Rider after the death of the Insured.

Signed for the Company at Boston, Massachusetts.

President	Secretary

F9302NY–3 Children’s Insurance